NORTHSTAR TECHNICAL INC.
                             St. John's, Newfoundland
                              FINANCIAL STATEMENTS
                                 March 31, 1998


CONTENTS                                                          Page

Auditors' Report                                                     1
Balance Sheet                                                        2
Statement of Loss and Deficit                                        3
Statement of Changes in Cash Resources                               4
Notes to Financial Statements                                        5

                               AUDITORS' REPORT

To the Shareholders of Northstar Technical Inc.

	We have audited the balance sheet of Northstar Technical Inc. as at March 31, 1998 and the statements of loss and deficit and changes in cash resources for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

	We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

	In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at March 31, l998 and the results of its operations and the changes in its cash resources for the year then ended in accordance with accounting principles generally accepted in Canada consistently applied. Accounting principles generally accepted in Canada differ in certain significant respects from accounting principles generally accepted in the United States and are discussed in Note 13 to the financial statements.

	The accompanying financial statements have been prepared assuming the company will continue as a going concern. To date the company's operations are mainly in the development stages and has not established revenues sufficient to cover its operating costs. It is management's opinion that the company's main net mind division and the new contract manufacturing division will generate future revenues sufficient to cover all costs and result in annual net incomes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Sullivan, Lewis and White

St. John's, Newfoundland
September 29, 1998                              Chartered Accountants

	                         NORTHSTAR TECHNICAL INC.
                                   BALANCE SHEET
                                 (Canadian Dollars)
	                             MARCH 31, 1998

                                	   ASSETS            1998        1997
Current                                                --------    --------
   Bank                                                $  3,829   $       -
   Receivables (Note 2)                                 228,052     271,852
   Work in progress            				    7,101       2,279
   Inventory                                             88,356      92,327
   Prepaid expenses                                       4,127       5,620
                                                       --------    --------
                                                        331,465     372,078

Capital assets (Note 3)                                  27,733      32,347

Deferred development costs (Note 4)                     824,744     759,869

Deferred charges (Note 5)                                82,305           -
                                                       --------    --------
                                                    $ 1,266,247 $ 1,164,294
                                                       ========    ========

                                     LIABILITIES
Current
   Bank indebtedness                                   $   -      $   2,098
   Payables and accruals                               199,556      257,930
   Loans payable (Note 6)                              138,790      109,425
   Deferred revenue                                        -          5,000
   Long term debt payable within one year (Note 7)     127,340       19,530
								                                             	--------     --------
                                                       465,686      393,983

Long term debt (Note 7)                                588,006      595,801

Loans payable to Cabot Management Limited,
 no set terms of repayment (Note 8)                    136,530      130,836

Loan payable to shareholder, no set terms
of repayment                                            83,602       13,559
                                                      --------     --------
                                                     1,273,824    1,134,179
                                                     ---------    ---------

                               SHAREHOLDERS' DEFICIENCY

Share capital (Note 9)                                 605,372      381,418

Deficit                                             (  612,949)  (  351,303)
                                                    ----------   ----------
                                                    (    7,577)      30,115
                                                    ----------   ----------

                                                   $ 1,266,247  $ 1,164,294
                                                      ========     ========
ON BEHALF OF THE BOARD:

 /s/Dr. Wilson Russell, Director

 /s/Mr. Frank Power, Director

The accompanying notes form an integral part of these financial statements.

                              NORTHSTAR TECHNICAL INC.
                           STATEMENT OF LOSS AND DEFICIT
                               (Canadian Dollars)
                            YEAR ENDED MARCH 31, 1998

                                                         1998           1997
                                                      --------       --------
Revenue                                             $  272,631     $  261,259

Direct costs                                           140,891        129,680
                                                       -------       --------
Gross Profit                                           131,740        131,579

Other income                                            13,934          3,971
                                                      --------       --------
                                                       145,674        135,550
                                                      --------       --------
Expenses
   Amortization of capital assets                       15,917          9,375
   Amortization of deferred development costs           87,621         40,093
   Bank charges and interest                            16,196          1,724
   Contract manufacturing division (Note 10)           126,008              -
   Heat and light                                    	  10,343         11,233
   Insurance                                             2,027          1,389
   Interest on loans                                    55,963         68,675
   Management and marketing fees                        16,235         39,687
   Marketing/Market Research costs                       5,742         39,178
   Municipal taxes                                       2,960         10,021
   Miscellaneous                                         3,855          2,408
   Office operating                                     18,859         10,972
   Professional fees                                    35,296         31,370
   Rent                                                 37,685         44,279
   Repairs and maintenance                               4,693          6,488
   Telephone                                            11,184         21,793
   Travel                                                6,865         19,768
   Wages and benefits                                   66,992         87,681
   Write off obsolete inventory stock                   14,405              -
   Less:  Allocation to deferred development
           costs (Note 4)                             (149,808)      (162,881)
                                                    ----------     ----------
                                                       389,038        283,253
                                                    ----------     ----------
Net loss (Note 11)                                    (243,364)      (147,703)

Deficit, beginning of year                            (351,303)      (183,100)
                                                    ----------     ----------
                                                      (594,667)      (330,803)

   Dividends paid on preference shares (Note 9a)       (42,282)       (20,500)

   Discount earned on redemption of Class A
    preference shares (Note 9b)                         24,000            -
                                                    ----------     ----------
Deficit, end of year                                $ (612,949)    $ (351,303)
                                                      ========       ========

The accompanying notes form an integral part of these financial statements.

	                          NORTHSTAR TECHNICAL INC.
	                    STATEMENT OF CHANGES IN CASH RESOURCES
	                            (Canadian Dollars)
	                        YEAR ENDED MARCH 31, 1998

                                                        1998           1997
                                                      --------       --------
Cash provided by (used in)

   Operations
      Net loss                                       $(243,364)     $(147,703)
      Amortization                                     124,114         49,468
      Net change in non-cash working capital items      10,434         81,113
                                                      --------       --------
                                                      (108,816)       (17,122)
                                                    ----------      ---------
   Financing
      Proceeds from long term debt             	       130,015         30,000
      Proceeds from issuance of Class C
        preference shares                                    -        120,333
      Proceeds from issuance of common shares          595,287              -
      Advances from Cabot Management Limited             5,694         89,161
      Advances from shareholder                         70,043          8,966
      Repayment of long term debt                      (30,000)        (2,086)
      Discount on redemption of preference shares       24,000             -
      Redemption of preference shares                  (84,000)       (16,000)
      Payment of dividends on preference shares        (42,282)       (20,500)
      Conversion of Class C preference shares         (287,333)             -
                                                    ----------       --------
                                               	       381,424        209,874

   Investments

      Increase in deferred charges - net              (102,881)            -
      Increase in deferred development
        costs - net                                   (152,496)      (192,712)
      Purchase of capital assets, net of
        investment tax credits                         (11,304)        (6,934)
      Proceeds from disposal of capital assets               -          2,186
                                                    ----------       --------
                                                      (266,681)      (197,460)

Net change in bank position                              5,927         (4,708)

Bank position, beginning of year                        (2,098)         2,610
                                                    ----------       --------

Bank position, end of year                            $  3,829       $ (2,098)
                                                     	========	   ========

The accompanying notes form an integral part of these financial statements.

	                         NORTHSTAR TECHNICAL INC.
	                      NOTES TO FINANCIAL STATEMENTS
	                             MARCH 31, 1998

1.  Significant accounting policies

    a.  Capital assets

    Capital assets are recorded at cost less any government assistance and are being amortizated over their estimated useful lives using the rates and methods set out below:

       Computer equipment                 20% on a declining balance basis
       Computer software                  30% on a declining balance basis
       Office furniture and equipment     20% on a declining balance basis
       Leasehold improvements             20% on a straight line basis

    b.  Deferred development costs

    All costs, including share of overhead costs, associated with the development of the NET MIND System have been capitalized in these financial statements as deferred development costs. These costs are being amortized against income on a straight line basis over a period of ten years. If it becomes evident in a given year that the sales market for this technology declines , then the remaining costs will be amortized over a shorter period.

   The company acquired the initial technology for the NET MIND System from the receiver of National Petroleum and Marine Consultants Limited and Altair Marine Systems Limited for the sum of $1. Prior to going into receivership, these two companies had spent approximately $1,740,408 on the development of this technology. To date Northstar Technical Inc. has spent $1,754,318 on this technology, including overhead costs of $621,430, which has been reduced by various assistance and tax credits totalling $801,860 as referred to in Note 4.

    c.  Deferred charges

    Deferred charges consist of initial planning, startup and overhead costs related to contract manufacturing in association with Lockheed Martin - Federal Systems Inc. These costs amounted to $102,882 at March 31, 1998, as referred to in Note 5, and are being amortized on a straight line basis over a five year term.

    d.  Inventory

    The company's inventory is valued at the lower of cost and net realizable value.

    e.  Investment tax credits

    Investment tax credit refunds arising from the incurrence of qualifying research and development expenditures have been recorded in these financial statements as a reduction of the applicable deferred development costs.


    f.  Government assistance

    The company has been awarded assistance under government programs. Amounts received or receivable under these programs are recorded as a reduction in the cost of capital assets or as a reduction of the applicable deferred development costs.

2.  Receivables
                                                     1998           1997
                                                   --------       --------
  Trade                                         $   137,701    $   115,685
  Government assistance                              22,486         35,650
  Investment tax credit refunds                	     67,865        114,337
  Goods and service tax                                  -           4,975
  Provincial sales tax                                   -             105
  Other                                                  -           1,100
                                                   --------       --------
                                                $   228,052    $   271,852
                                                   ========       ========

3.  Capital assets
                                           1998                     l997
                                ------------------------------   ---------
                                       Accumulated    Net Book    Net Book
                            Cost       Amortization    Value       Value
                         --------      -------------  --------    --------
  Computer equipment     $  6,654           $  2,555   $ 4,099    $  4,450
  Computer software         8,705        	     4,760     3,945       4,365
  Furniture and
    equipment              31,293             14,007    17,286      17,710
  Leasehold improvements    4,335             11,932     2,403       5,822
                          -------             ------   -------     -------
                         $ 60,987           $ 33,254   $27,733    $ 32,347

4.  Deferred development costs
                                                     1998           1997
                                                   --------       --------
  Wages and benefits                             $  608,461     $  484,720
  Materials and other costs                         165,160        148,980
  Subcontractors                                    359,267        355,179
  Overhead                                          621,430        471,622
                                                   --------       --------
	                                            1,754,318      1,460,501

  Less:  Government assistance                      362,965        289,509
         Other assistance                            61,685         61,685
         Investment tax credits                     377,210        309,345
                                                   --------       --------
                                                    952,458        799,962

  Less:  Amortization                               127,714         40,093
                                                   --------       --------
	                                           $  824,744     $  759,869
                                                   ========       ========

5.  Deferred charges - Contract Manufacturing Division

                                                     1998           1997
                                                   --------       --------

  Planning and start up costs                   $    28,951     $        -

  Overhead costs (Note 10)                           73,930              -
                                                   --------       --------
                                                    102,881              -

  Less:  Amortization of deferred charges            20,576              -
                                                   --------       --------

                                                 $   82,305      $       -
                                                   ========       ========

6.  Loans payable
                                                     1998           1997
                                                   --------       --------
    10% loan payable to Enterprise Newfoundland
     and Labrador in monthly interest payments
     plus principal amount payable on demand     $   22,451      $  24,657

    12% loan payable to Eastern Meridian Mining
     Corporation including accrued interest, to
     be repaid in full by November 30, 1998,
     secured by the personal guarantee of Wilson
     Russell                                         75,939         68,500

    Loan payable to Toronto-Dominion bank,
     secured by the personal guarantee of
     Wilson Russell.  This loan was repaid
     in full on September 24, 1998                   20,000              -

    Loan payable to Brian Gamberg repaid in
     full on April 15, 1998                          20,400              -


    10% loan payable to Dr. Carl Wesolowski               -         16,268
                                                   --------       --------

                                                 $  138,790      $ 109,425
                                                   ========       ========

7.  Long term debt
                                                     1998           1997
                                                   --------       --------
    ACOA interest-free loan repayable in sixty
     monthly and consecutive instalments of
     $ 3,255 beginning October 1, l997          $   195,331    $   195,331

    ACOA interest-free loan to April, l997 with
     monthly principal repayments of $ 6,250
     beginning May 1, l998                          150,000        150,000

    10% loan payable to Pathfinder Enterprises
     Inc. in monthly interest payments only to
     July 5, 2002, secured by a floating charge
     debenture.                                     240,000        240,000

    6% loan payable to Tim Tiessen                       -          15,000

    6% loan payable to Frank Hawkins                     -          15,000

    ACOA interest free loan repayable in 36 monthly
     consecutive instalments of $ 6,560 beginning
     July 1, 1998 if full loan draw down is received.
     Secured by postponements on Cabot Management
     Limited's loans of $ 130,836 and shareholders'
     loan of $ 19,060                                130,015            -
                                                    --------      --------
                                                     715,346       615,331

    Less:  Long term debt payable within one year    127,340        19,530
                                                    --------      --------

                                                  $  588,006   $   595,801
                                                    ========      ========

8.  Loans payable - Cabot Management Limited

    Cabot Management Limited, an associated company, has the option to convert their interest free loans, totalling $136,530 at March 31, 1998, to common shares of Scientific Technologies Inc., if the company merges with Scientific Technologies Inc., as referred to in Note 12.

9.  Share capital
                                                     1998           1997
                                                   --------       --------
Authorized
  An unlimited number of Class A common shares
    with no par value.
  An unlimited number of Class A preference
    shares with no par value.
  An unlimited number of 10% redeemable,
    retractable, cumulative, non-voting,
    participating Class B preference shares
    with no par value.
  An unlimited number of 10% redeemable,
    retractable, cumulative, non-voting,
    participating Class C preference shares
    with no par value.
  Issued and outstanding
    14,609,195 Class A common shares            $   605,372     $   10,085

    84 Class A preference shares                         -          84,000

    287,333 Class C preference shares                    -         287,333
                                                   --------       --------
                                                $   605,372     $  381,418
                                                   ========       ========

    a. On October 3, 1997 the common shares were amended to be designated Class "A" common shares and the outstanding 95 Class "A" common shares were subdivided on the basis of that each Class "A" common share became 126,316 Class "A" common shares resulting in a total issued Class "A" common shares of 12,000,000. This stock split was done as the company intends to go public as referred to in Note 12. Also during October and November 1997 an additional 2,609,195 Class "A" common shares were issued for $595,287.
This included conversion of preference C shares and accumulated dividend arrears of $42,282.

    b. The 84 Class A preference shares previously issued to Southside Community Development Fund Corporation were redeemed in August, 1997 for $60,000 which resulted in a discount earned on redemption of $24,000.

10. Contract Manufacturing Division
                                                      1998          1997
                                                    --------      --------
  Amortization of deferred charges (Note 5)    $    20,576     $       -
  Contract labor                                    25,000             -
  Operating expenses                                63,356             -
  Salaries and benefits                            136,038             -
  Less:  Direct costs on contract with
      Lockheed Martin - Federal Systems,
      Inc.                                         (25,133)            -
      Wage subsidy                                 (19,899)            -
                                                  --------       --------
                                                   199,938             -

  Less:  Allocation to deferred charges (Note 5)   (73,930)            -
                                                  --------       --------

                                               $   126,008     $       -
                                                  ========       ========

11. Income taxes

    The company has losses carried forward totalling $ 1,015,851 which have not been recognized in these financial statements. These losses carried forward can be applied against otherwise taxable income and if unused will expire in the following years:

            March 31, 2000    $    3,811       March 31, 2004    $  512,179
     	                        ==========                         ==========

            March 31, 2002    $   37,523       March 31, 2005    $  367,846
                              ==========                         ==========

            March 31, 2003    $   94,492
                              ==========

    Also the company's book values of deferred development costs and deferred charges exceeds their income tax values by $ 620,153 as at March 31, 1998.

    The net deferred income taxes debit related to both of these items have not been reflected in these financial statements.

12. Subsequent event

    On July 31, 1998 the company entered into an agreement for a merger with Scientific Technologies Inc. provided:

    a. Northstar Technical Inc. would receive from Scientific Technologies Inc. a sum of not less than US $ 500,000 and no greater than US $ 970,000.

    b. Scientific Technologies Inc. would purchase not less than 75% of the issued and outstanding capital stock of Northstar Technical Inc. in exchange for issuance of common shares in their capital stock.

    c. The transfer of funds from Scientific Technologies Inc. and the merger would be carried out at the time Scientific Technologies Inc. becomes a public listed company on the National Association of Investment Dealers OTC Bulletin Board.

    The time of closing is set for the earliest convenient date mutually agreeable to both parties, or October 31, 1998.

13. Differences between Canadian and United States Generally Accepted Accounting Principles ("GAAP")

    These financial statements have been prepared in accordance with GAAP in Canada which differs in some respects from GAAP in the United States.
The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

                                                       1998         1997
                                                     --------     --------
  Adjustments to assets, and shareholders' deficiency

  ASSETS
  Deferred development costs
   Canadian GAAP                             	    $ 824,744    $ 759,869
   Research and development expenditures             (824,744)    (759,869)
                                                     --------     --------
   United States GAAP                               $      -     $      -
                                                     ========     ========

13. Differences Between Canadian and United States Generally Accepted Accounting Principles ("GAAP") (Continued)

                                                       1998         1997
                                                     --------     --------

  Deferred charges
   Canadian GAAP                                  $    82,305   $       -
   Deferred charges expenditures                      (82,305)          -
                                                     --------     --------

   United States GAAP                             $        -    $       -
                                                     ========     ========

  Deficit
   Canadian GAAP		                          $  (612,949)  $ (351,303)
	   Research and development expenditures       (824,744)    (759,869)
	   Deferred charges expenditures                (82,305)           -
	   United States GAAP                      $(1,519,998)  $(1,111,172)
                                                     ========      ========
  Adjustments to net loss

  Expenses
    Canadian GAAP                                  $   389,038   $  283,253
    Amortization of deferred development costs         (87,621)     (40,093)
    Amortization of deferred charges                   (20,576)           -
    Deferred development costs                         152,496      192,712
    Deferred charges                                   102,881            -
                                                      --------     --------

   United States GAAP                             $    536,218  $   435,872
                                                      ========     ========

  Net loss for the period

  Canadian GAAP                                   $   (243,364) $  (147,703)
   Amortization of deferred development costs           87,621       40,093
   Amortization of deferred charges	                    20,576            -
   Deferred development costs expenditures            (152,496)    (192,712)
   Deferred charges expenditures                      (102,881)           -
                                                      --------      --------
  United States GAAP                              $   (390,544) $  (300,322)
                                                      ========      ========

14. Uncertainty Due To The Year 2000 Issue

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers or other third parties, will be fully resolved.